                              Accountants' Consent
                              --------------------

The Board of Directors of
United Investors Life Insurance Company


We consent to the use of our report dated January 31, 1997, relating to the balance sheets of United Investors Life Insurance Company as of December 31, 1996 and 1995, and the related statements of operations, shareholder's equity, and cash flow for each of the years in the three-year period ended December 31, 1996, as contained in Form N-4 for RetireMAP Variable Account. We also consent to the reference to our firm under the heading "Experts" in the Statement of Additional Information.

                                                       /s/ KPMG Peat Marwick LLP

Birmingham, Alabama
June 27, 1997